Exhibit 99.1

Event Name: Tween Brands, Inc. Call Script for Q-2 Quarterly Conference Call
Event Date: 2009-08-19

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On June 24, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dress Barn, Inc., a Connecticut corporation (“Parent”), and Thailand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the proposed Merger, Parent filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of the Company and each of the Company and Parent plan to file other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus will be mailed to stockholders of the Company. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Company stockholders and other investors will be able to obtain copies of these materials (when they are available) without charge from the SEC through the SEC’s Web site at www.sec.gov . These documents (when they are available) can also be obtained free of charge from Parent by directing a request to Parent, 30 Dunnigan Drive, Suffern, NY 10901 Attention: Investor Relations Department (telephone: 845-469-4602) or accessing them on Parent’s corporate Web site at www.dressbarn.com , or from the Company by directing a request to the Company, 8323 Walton Parkway, New Albany, OH 43054 Attention: Investor Relations (telephone: 614 775-3739) or accessing them on the Company’s corporate Web site at www.tweenbrands.com.

Parent, the Company and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Parent may be found in its 2008 Annual Report on Form 10-K filed with the SEC on September 24, 2008 and in its definitive proxy statement relating to its 2008 Annual Meeting of Shareholders filed with the SEC on November 5, 2008. Information about the directors and executive officers of the Company may be found in its 2008 Annual Report on Form 10-K filed with the SEC on March 31, 2009 and in its definitive proxy statement relating to its 2009 Annual Meeting of Stockholders filed with the SEC on April 9, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

CORPORATE PARTICIPANTS

Julie Sloat

Tween Brands, Inc. — VP Corp Finance, IR

Mike Rayden

Tween Brands, Inc. — Chairman, CEO

Rolando de Aguiar

Tween Brands, Inc. — EVP, CFO

CONFERENCE CALL PARTICIPANTS

Linda Tsai

MKM Partners — Analyst

Tracy Kogan

Credit Suisse — Analyst

Kimberly Greenberger

Citigroup — Analyst

Marni Shapiro

Retail Tracker — Analyst

Scott Krasik

CL King — Analyst

Tom Filandro

SIG — Analyst

Eric Marzucco

Dominick & Dominick — Analyst

PRESENTATION

Operator

Welcome to the Tween Brands second quarter 2009 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It’s my pleasure to introduce your host, Julie Sloat, Vice President Corporate Finance and Investor Relations for Tween Brands. Thank you. Ms. Sloat, you may begin.

Julie Sloat - Tween Brands, Inc. — VP Corp Finance, IR

Thanks very much. Good morning, everyone, and thank you for joining us today to discuss Tween Brands second quarter performance. With me here today are Mike Rayden, Chairman and CEO, and Rolando de Aguiar, Executive Vice President and Chief Financial Officer. Before we begin this morning I want to remind you that our discussion today will include statements about Tween Brands future expectations, plans and prospects for the company, which constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include known and unknown risks and uncertainties that can cause actual future results to differ materially from such statements. Those risks and uncertainties are described in today’s press release and in our filings with the SEC. I will now turn the call over to Rolando for commentary on second quarter performance and then Mike will make comments on the state of our business and the status of the merger with Dress Barn. Rolando?

Rolando de Aguiar - Tween Brands, Inc. — EVP, CFO

Thank you, Julie. Good morning, everyone, and thanks for joining us today. This morning we reported a second quarter loss of $0.11 per share versus the $0.27 loss we posted last year. As I stated during our first earnings call although we hate to be in negative territory we had anticipated an incredibly difficult sales environment driven by the continued microeconomic pressures in 2009. However, we believe the business is beginning to show improvement in response to consumer recognition of our value proposition and our strong back to school merchandise assortments which Mike will speak more about in a few moments.

Our performance exceeded our internal forecast as sales for the period were better than our expectations and our cost savings were better than our plan, when we exclude the $3.5 million pretax non-cash impairment charge associated with 31 of our stores and $1.9 million of merger related costs that we recorded during the quarter. Our tight inventory management helped to reduce the pressure on margins and conserve cash. We remain confident in our ability to continue to realize the cost savings we had previously discussed with you and that our discipline around inventory and general working capital activities is in fact working to preserve margins and enhance liquidity. So on to the particulars of the quarter.

Net sales for the quarter were down 8.1%, driven by a 12% decrease in comp sales stores as compared to last year. Gross income was $54.3 million for the quarter, and gross margin was 26.5%, down from the $61.8 million and 27.7% respectively in the corresponding 2008 period. The year-over-year decline as a percentage of net sales is a result of our inability to leverage the $2.3 million decline in buying and occupancy costs against the 8.1% drop in sales during the period. Although buying and occupancy costs were down year-over-year, the benefit was largely offset by the impairment charge. Excluding the $3.5 million store impairment charge, gross income was $57.8 million and gross margin rose to 28.2%, a 50 basis point increase from the corresponding prior year period.

Internal gross margin which includes merchandise margin, sourcing and other margin increased to 56.2% for the second quarter. The decline in IMU, which we expected as a result of the transition to the Justice brand along with increases in planned promotional activities during the quarter were offset by increases in sourcing and other margins to deliver a 20 basis point increase in internal gross margin over the prior year period. Excluding the $3.5 million store impairment charge, internal gross margin increased to 57.9%, a 190 basis point increase from the prior year period.

SG&A expenses were lower by $6.5 million year-over-year, largely due to a decline in marketing expense and store and home office payroll costs associated with head count reductions. We also had approximately $1.9 million of merger related expenses embedded in the SG&A line, which somewhat tempered the beneficial impact of our cost savings efforts this period. SG&A as a percentage of sales decreased 40 basis points despite the drop in sales and inclusion of merger expenses reflecting cost cutting initiatives. Excluding the $1.9 million of merger related expenses, SG&A as a percentage of sales decreased 130 basis points.

Net interest expense was up $1.4 million, primarily due to higher interest rates associated with our credit facility amendment.

While our cost structure was reduced significantly, the decline in sales overshadowed the fruits of those efforts, as evidence by the $2.8 million net loss posted by the company for the second quarter of 2009. This compares to the $6.7 million loss posted in 2008. On a earnings per share basis, the company posted a loss of $0.16 in 2009 excluding the $0.04 per share associated with a store impairment charge and the $0.01 per share expense associated with the merger compared to a loss of $0.27 in 2008. Including the store impairment charge and merger expense, the company posted a loss of $0.11 per share. On the surface this may sound a little counterintuitive since you would expect earnings per share excluding impairment and merger to be higher or better than the earnings per share including the expenses. The reason this did not occur is due to the amount of income tax benefit we were able to recognize, given the amount of operating loss posted combined with the timing and nature of the one-time items we are excluding.

Weighted average shares outstanding on a diluted basis were 24.8 million for the second quarter of 2009 compared to 24.8 million in 2008.

With our cash and cash equivalents balance of $71.5 million at quarter end and our $50 million revolving line of credit facility, our liquidity position at the end of Q2 stood at $121.5 million.

Taking a look at our balance sheet, you will see that our current ratio as of the end of the quarter was 2.3 and debt to equity ratio was 0.94, cash flow from operations for the six months year to date was $5 million, versus the $5.3 million use of cash for operations last year. The year-over-year difference was largely driven by tax payments last year and lower inventory requirements this year.

I would like to quickly mention that our total inventory at the end of the quarter was down 18.5% per square foot at cost from the end of the second quarter 2008. In-store inventory was down 19% per square foot at cost, consistent with expectations.

Since the end of the second quarter of 2008 our total square footage increased 1.3%, to 3.78 million square feet.

During the second quarter of 2009 we closed 7 stores and ended the period with 903 stores versus 895 last year.

As I stated during our first quarter earnings call, we continue to be diligent about our expense management, very disciplined in our capital investment levels and are focused on the preservation of cash.

Our cap ex for 2009 is expected to be approximately $10 million net of cash tenant allowances received this year. During the first half of 2009, our capital expenditures net of cash tenant allowances totaled $5.7 million, mainly consisting of new store signage for the Justice transition and remodels.

With that I’ll hand the call to Mike for color on the state of our business and the status of our merger with Dress Barn. Mike?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

Thanks, Rolando, and thanks to all of you who are joining us on the call or listening via webcast. I would like to make a few quick comments this morning to provide you with an update on our business and then we will get right to your questions.

On June 25th, 2009, we announced that Tween Brands would be merging with Dress Barn and I can tell you the process to complete the transaction is well underway with our necessary Hart Scott Rodino filing having been submitted to the FTC and Department of Justice on July 28, 2009, and the Form S-4 registration statement which contains our proxy statement having been filed by Dress Barn with the SEC for comment on August 11, 2009. The 30-day waiting period for the Hart Scott Rodino filing is scheduled to end on August 27, 2009. Once the form S-4 is declared effective, we will distribute a definitive proxy statement to Tween Brands stockholders in connection with the stockholder meeting to vote on a proposal to adopt the merger agreement.

As I stated when we announced the merger on June 25th, joining forces with Dress Barn will allow Tween Brands to complete its brand transition in an environment where many of the external pressures and influences we spend a lot of time addressing today will be eliminated. As a result we will be able to direct our efforts and focus toward the success of our fundamental operation — ensuring that the product is exactly what our girl wants, making it available when she wants it, and dialing in on the price point that is compelling to mom, identifying and utilizing marketing activities to drive the customer behavior we seek, and being in the locations that can optimally drive sales and earnings. We expect to complete the transaction in the fourth calendar quarter and are actively engaged in the required activities behind the scenes to facilitate this.

Moving on to our recent performance and state of the business. We had expected sales during the quarter to be soft for the obvious macroeconomic reasons and reduced Webkinz sales which cost us four points in comps. The brand transition appears to be gaining traction with consumers as evidence by recent NPD data indicating that Tween Brands’ market share in the tween girl seven to 12-year-old market increased 114 basis points for the 12-month period ended June 2009. What is particularly intriguing about this statistic is that during the same period the tween girl apparel market contracted almost 6%, and JCPenney, Kohls and Old Navy all lost market share.

We are now in the number three spot behind only Wal-Mart and Target. So our ability to pick up market share, slow the comp store sales erosion, reduce cost and conservatively manage inventory, all being done concurrently in an economy that continues to decline, is pretty encouraging to say the least. And it’s all the more encouraging since we have also been involved in a bold, complete brand transformation.

I would also like to point out we successfully executed on the key activities and reached the milestones I had presented to you at the beginning of the fiscal year. Specifically, while the company did not provide earnings guidance, I stated that it was our expectation that the company would experience difficult comp store sales in the first quarter of the year, but that this pressure would begin to ease appreciably from quarter to quarter. In fact this is exactly what the company posted with a negative 23% comp in quarter one, which was essentially cut in half with a negative 12% comp in quarter two, and July cut that in half with a negative 6% comp.

The trends in the composition of our sales meaning UPT, AUR and ADS, are all falling in line with our expectations as well.

The $32 million in pretax cost savings that we planned to achieve in 2009 as compared to 2008 remains solidly in place as we continue to make rapid progress in the realization of those dollars that fall to the bottom line. As Rolando mentioned a few moments ago, our reduced cost structure helped to mitigate the impact of top line pressures that persisted during the quarter. Year to date we have realized $33 million in cost savings year-over-year excluding the impairment and merger expenses recorded in the second quarter.

Our amplified marketing efforts in the second quarter also helped to mitigate top line pressure. You may recall that I mentioned during our first quarter earnings call in May that you should expect to see us increase the frequency of communication with our customer through a greater number of contacts than we had originally planned and direct mail efforts that extend deeper into our database during the second quarter. Given that customers do not appear willing to shop without a deal in hand, we needed to adjust our promotional cadence and consequently planned to increase the number of days we were offering some type of promotion versus last year. We had also planned to sweeten our offers at various times such as more 40% off events as compared to the 30% off opportunities. Throughout the second quarter, we in fact engaged in all of these activities and saw improved performance for the period, particularly late in the quarter with the excellent response to our back to school merchandise assortments. This improved performance and our ability to mitigate top line pressure indicates that the Justice branded merchandise is being embraced by our customers because it is appealing to her and the price is compelling. The last three catazines that were distributed included bold language on the cover, directed to moms to point out that our prices are every bit as value oriented as those offered at Kohls, JCPenneys, Macy’s and so on.

Justice has everything her daughter needs at a competitive price, in addition to the fun shopping experience and industry leading fashion assortments that she loves. The value proposition which was the fundamental reason for the brand transition has now been well established and we are going to continue to reinforce the message in all of our marketing efforts so that we can further accelerate the momentum we are beginning to experience. By joining forces with the two concepts that are Dress Barn and Maurices that are very well known in the value specialty retail space, we believe we will be positioned to galvanize our value proposition. We are not out of the woods yet by any measure, but I’m quite pleased with the progress we made. And with that I would like to take your questions. Julie?

Julie Sloat - Tween Brands, Inc. — VP Corp Finance, IR

Thanks, Mike. So that everyone has as a chance to participate we ask that you limit your number of questions to one with one follow up on the first go round. And then you will be placed into a listen-only mode after your follow up. In this way we will better have a chance to get to each questioner in the time allotted. You are welcome to get back in the queue the same way you did originally. Operator, if we could open up the call to questions that would be great.

 QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) Our first question comes from the line of Linda Tsai with MKM Partners. Please proceed with your question.

Linda Tsai - MKM Partners — Analyst

Hi. I was just wondering if you could discuss a little bit what is different about the BTS merchandise this year versus last year, are there certain fashions I know you talked about the prices already being compelling?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

When we talked about the merger we talked about the best of both worlds. In a very short period of time our merchandising and design team has been able to gel and come up with an assortment that offers the best of the basics and price areas that Justice was always good at, and also come up with the fashion and leading fashion that Limited Too was at. So I think we have an incredibly balanced assortment that covers pretty much every major market fashion trend that a tween girl would want as opposed to being as one dimensional as one of the brands might have been last year. Our inventories are turning at lightening speeds, probably at all time records, with the decreased inventory, and I think that’s evidence of the fact that our UPTs are up and our transactions dropped drastically in the second quarter from the first quarter and fourth quarter. So it’s a well balanced assortment that represents the fashion trends, represents the young girl and represents the slightly older tween as well.

Linda Tsai - MKM Partners — Analyst

And then are there certain categories you can comment on or is it just the improvement is kind of across —

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

Our active business has been excellent all season and continues to be. Our denim assortment is off to a fabulous start. And when you are having a good denim season you seem to have a much better level of business. The girly look of plaid skirts have been absolutely off the charts. Sublimation print tops have been spectacular. Scarfs continue in accessories. Most of the assortment actually is doing quite well. It would be hard actually to point out a particular area that wasn’t off to a good start at this point.

Linda Tsai - MKM Partners — Analyst

Thanks that’s helpful. And then just one last question, could you discuss the magnitude of the lift that you see off the 40% off events versus 30%?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

The magnitude of the 40% off is — I will say this, that the August book we just mailed which was at the end of July and beginning of August was the highest incremental return of any book we ever mailed. It was a coupling of obviously the new back to school assortment, the second delivery and 40% off for our customer.

So we are starting to get reactions to our catalogs on incremental response that we have not seen before. The lifts are excellent, and to share them specifically wouldn’t make much sense.

Linda Tsai - MKM Partners — Analyst

Thanks very much.

Operator

Our next question comes from Tracy Kogan with Credit Suisse. Please proceed with your question.

Tracy Kogan - Credit Suisse — Analyst

Thanks. Two questions. The first is now that Dress Barn has had a little bit more time to look over your portfolio of stores, wondering what the current view was on the number of closings, both mall based and off mall for this year and next year. And then secondly Mike, I was wondering if you could talk about why you think you gained share. Is it you are doing a better job of marketing, is it better product, is it better prices, or are the competitors just doing a worse job currently? Thanks a lot.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

On the store closing I think we just announced through the end of the second quarter with a careful look by us, the auditors and I think the Dress Barn folks over our shoulder a little bit, we only came up with 31 stores out of a fleet of 903 that needed to have an impairment. That makes one statement on to itself. Clearly impairment and store closings are not the same kind of calculation, we have said we would close somewhere between 30 stores — around 20 stores this year. I still think we are on track for that number and I don’t see any higher number than that as our business is starting to pick up and we are looking at continued improved comp as we go forward. On the market share question, we were out again last week visiting stores in the midwest, and other markets outside of Columbus, and I think the answer to your question would be quite simply go visit my competition and then go visit a Justice.

I think that we are doing really good job sort of getting back to our old days of a single brand, and I think my competition is well focused on other areas than tween girls, if we are talking about Kohls, Penneys, Old Navy and those people. Take a trip to any of those stores on any weekend or any week and compare them to a Justice, and I think the answer will be self evident.

Operator

Our next question comes from Kimberly Greenberger with Citigroup. Please proceed with your question.

Kimberly Greenberger - Citigroup — Analyst

Great. Thank you, good morning. Mike, I was wondering for you could tell us are there any circumstances under which Dress Barn can walk away from the transaction? And then separately on the second quarter business if you could give us specifics on the transaction metrics, the number of transactions in an average store, the AUR and the UPT that would be great.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

I think on the aspect of Dress Barn able to walk away, I think that it’s all really stated in the S-4, and to be on honest with you, not being a lawyer, it would be a little different to explain all of those reasons, but we are pretty confident that this is — transaction will go through at this point. I think we are all excited about the future together. And you asked about UPTs and all of that, UPTs in the quarter on a total were up 9% in the second quarter, AUR down 13%, ADS was down 5%, but if you look at the components as they are by brand, there was a double digit low teen increase in UPTs in the Limited Too footprint, and that is offsetting a low teen negative ADS in — or actually AUR in the brand, which is what we expected that UPTs would offset it. And in Justice the entire decline in the quarter was related to basically transactions, with all other components relatively flat or slightly better.

Operator

Our next question comes from Marni Shapiro with the Retail Tracker. Please proceed with your question.

Marni Shapiro - Retail Tracker — Analyst

Hey, guys. I have a question, Mike, if you could clarify you said Justice transactions were down, but you said that the Limited Too stores for the transactions and those converted for prints up, just to clarify that point then I have a quick question.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

The transactions in the Limited Too footprint were not up, but they were down in the low single digits, which is obviously an incredibly changed improvement from where we had been in the last two quarters. So we believe that it is really gaining traction, and I think that as we look forward now with the fall assortments and the new marketing which only started at the end of June, the deceleration of transaction erosion, UPT increased, etc., is continuing.

Marni Shapiro - Retail Tracker — Analyst

And could you just touch on if you could bring me up to speed, how many leases actually come up this year and over the next couple of of years? If you could touch on the direct business your website looked good of late.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

We have between now and 2012, 361 leases that come up for either kickout or renewal. So in the next two and a half years we basically have a little more than a third of the fleet to be able to adjust. I think 2010 is somewhere in the range of 200 alone opportunities to make those decisions in that year alone.

Operator

Our next question comes from the Scott Krasik with CL King. Please proceed with your question.

Scott Krasik - CL King — Analyst

Hi. Thanks for taking my question. The comment about balanced assortment, Mike, what to you classify as basic product versus fashion item seasonal? What’s that percentage mix?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

We consider basics the bottom of the pyramid. We look at the pyramid in three levels. We look at what we call core which is on the bottom of the pyramid and today that does about 35% of our business. Then we call the middle of the pyramid predictable fashion, which is obviously nonrisky fashion, sort of the next level up. And that probably does somewhere around 60% of our business, and the balance is the top of the pyramid which does about 5% to 10% of our business.

Scott Krasik - CL King — Analyst

Okay. And then following up I guess, just as your are buying for 900 stores or so in that more constant way, how are you doing on your IMUs, is there opportunity there, are they improving, how does the next six or nine months look on IMUs?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

IMU is something we talked about and IMU is something that we’ve made the most progress on. In the first quarter we had 180 basis point decline in IMU from the blended rate of last year, in the second quarter we had a 60 basis point improvement, a 60 basis point decline, so it went from 180 to 60. In the fall season we expect each quarter to be positive to last year’s blended IMU and for the season to be positive also. So we are making excellent advances in cost savings and IMU, and that does not include the additional opportunity that we have within our own direct sourcing, which is why our internal gross margins have had an improvement both in the first and second quarter and will have an improvement as we move forward into fall.

Scott Krasik - CL King — Analyst

Okay. Thanks.

Operator

Our next question comes from Tom Filandro with SIG. Please proceed with your question.

Tom Filandro - SIG — Analyst

Thanks. A couple of questions, Mike. First, can you give us an update on the Limited Too product, how many stores carrying the product, and just your general view of that? And I’m curious if you could give us maybe some insight as to, have you experienced any variance in performance both regionally as well as from the mall stores and off the mall stores? And then my final question for probably Roland is to give us outlook on inventory for the balance of the year in 2010. Thank you.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

Limited Too product will be actually discontinued as we move into holiday. And all of that product will be branded Justice. We saw no incremental lifts or any reason to continue to carry that brand forward. And we also have assurances and an agreement with Limited corporation that they will not license that label and will continue to license to us for the next five years, so there is no risk of a competitor there either. Our customers are embracing Justice and we found that the Limited Too product was confusing the customer, and we can do the better level of our business with the Justice name on it just as well. Regionally, it’s basically they’re all pretty much the same for us. It’s not as if Florida, Arizona, etc., are way off any particular way. And on off mall and mall, for the season to date off mall has performed slightly better than mall, and as we’ve entered back to school mall was performing better than off mall. It’s not drastically different by type of center.

Rolando de Aguiar - Tween Brands, Inc. — EVP, CFO

And Tom, as far as inventories are concerned, we expect to maintain the same level of lean inventories going forward. Obviously when we get into 2010, we will be lapping the year, so that the decreases won’t be the way they have been this year, but for the rest of the season we will continue to turn the inventories as fast as we’ve ever turned them and maintain them very lean.

Operator

(Operator Instructions) Our next question comes from Eric Marzucco with Dominick & Dominick. Please proceed with your question.

Eric Marzucco - Dominick & Dominick — Analyst

Good morning, guys. I just had one question, in regards to the merger, what’s been the feedback from your shareholders?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

I’ve heard nothing but positive feedback. I don’t know what else to tell you other than that.

Eric Marzucco - Dominick & Dominick — Analyst

Okay. Thank you very much.

Operator

We have a follow-up question from Tom Filandro with SIG. Please proceed with your question.

Tom Filandro - SIG — Analyst

Guys, just one quick one, I don’t know if you mentioned this earlier, but I think, Mike, you said that Webkinz business negatively impacted the quarter comp — the comp I believe by 4%. First just classify if that’s correct, then just give us a kind of the view what you think the impact from Webkinz will be for the balance of this year, please.

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

Obviously we mentioned earlier in the first quarter that Webkinz was a continuing decreasing component of the business as we move forward each quarter. So I would expect that in the first half of the year, I think the first quarter the impact was over 5%, and in the second quarter it was 4%, and I expect it to continue to decrease by the end of the year. It will be marginally important as we get to the fourth quarter.

Operator

Our next question comes from Scott Krasik with CL King. Please proceed with your questions.

Scott Krasik - CL King — Analyst

Yes. Thanks. Just because I haven’t been that close to the story before, is this your first real close look at store impairment, or are these charges that you’ve taken in quarters past?

Mike Rayden - Tween Brands, Inc. — Chairman, CEO

We have not taken — well, we took one store I think at the end of the fourth quarter. Clearly we look at impairment every quarter, and this is really the first impairment charge that I can remember other than the one in the fourth quarter that we’ve ever taken.

Scott Krasik - CL King — Analyst

Okay. Thanks.

Operator

There are no further questions in queue at this time. I would like to turn the call back over to management for closing comments.

Julie Sloat - Tween Brands, Inc. — VP Corp Finance, IR

This is Julie Sloat. Thanks for joining us today. If you have any additional follow up questions, please reach out to the IR group, because we are here to help. Thanks very much.

Operator

This concludes today’s teleconference, you may disconnect your lines at this time. Thank you for your participation.